YUM! Brands, Inc.

2010 Supplemental Long Term Disability Coverage Summary

●	The Company provides long term disability coverage to all salaried employees.

●	The Company pays for coverage up to 35% of salary and target bonus. Employees may elect an additional 25% or 35% coverage but are responsible for the entire cost of the additional coverage.

●	Beginning in 2010, the Company limited the maximum annual long term disability to $300,000.

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For employees who had elected annual benefit coverage in excess of $300,000 or otherwise were entitled to coverage in excess of $300,000, the Company negotiated with another insurance provider a three year transition benefit permitting employees to elect on an individual basis coverage in excess of $300,000 per year.  The cost of this coverage will be higher than the cost of prior years’ coverage.

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The Company has agreed that it will pay each executive’s additional cost over what the executive would have paid for this coverage in 2010 (had it remained in place in 2010).  The executive will pay his/her cost had the coverage remained in place.

●	The chart below shows the dollar amount of additional coverage (in excess of $300,000) elected by each officer and the amount paid by the Company for this coverage in 2010.

	Annual Additional Coverage Amount	Annual Company Payment for Coverage
David Novak	$ 1,884,000	$69,610
Sam Su	$ 313,287	$13,460
Graham Allan	$ 313,287	$11,600
Scott Bergren	$ 120,875	$8,666
Jonathan Blum	$ 172,500	$4,288
Emil Brolick	$ 166,200	$10,884
Anne Byerlein	$ 282,750	$6,964
Chris Campbell	$ 78,788	$4,052
Rick Carucci	$ 536,550	$14,245
Greg Creed	$ 441,000	$17,612
Roger Eaton	$ 338,250	$8,550
Ted Knopf	$ 48,685	$1,528
Micky Pant	$ 52,188	$2,128